Exhibit 10.7

MUSIC RECORDING CONTRACT

THIS CONTRACT (the “Agreement”) effective this 19th day of August, 2016

BETWEEN:

MJW MUSIC of 1166 E. Warner Rd., Suite 205, Gilbert, AZ 85296 (the “Company”)

AND

MCKENNA BREINHOLT of 275 S. Balboa Dr., Gilbert, AZ 85296

(individually and collectively known as the “Artist”)

The Company is in the business of producing Master Recordings, or causing such Master Recordings to be produced as well as manufacturing, distributing and selling records directly or through third parties.

The Company wishes to produce and market the Master Recordings subject to the following terms and conditions.

TERMS:

1.	The Artist will record a minimum of ten (10) songs, tracks produced exclusively by MJW Music. Exclusively will mean any recordings with the Artist as a vocalist to include tours/concerts and performances of any kind.

2.	The Artist will receive compensation of twenty-five hundred ($2,500.00) per song/track. The first payment will be upon signing of the agreement. This will represent the payment for the first ten (10) songs/tracks. After that, the Artist will be paid one thousand two hundred fifty ($1,250.00) at the start of the second song/track and the balance at the completion of the song/track. This will also continue for all 10 songs/tracks under this agreement.

3.	The Artist will receive a ten percent (10%) royalty on all songs associated with this agreement. This will encompass all revenue streams and continue in perpetuity.

4.	The Company will have the right to produce and film music videos at our discretion. Artist will be paid one thousand ($1,000.00) per day for this work. We will have the right to market and exploit said videos on any platform that is in the reasonable course of our business.

5.	The Company will receive the automatic right to do an additional ten (10) songs/tracks under the same terms and conditions with the exception that we will pay her three thousand two hundred fifty ($3,250.00) per song/track and her royalty will increase to eleven percent (11%).

/s/ McKenna Breinholt	8/19/16
McKenna Breinholt	Date

/s/ Michael J. Witherill	8/19/16
Michael J. Witherill, MJW Music	Date

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